Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
July 3, 2007
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

Huntsman Receives Merger Proposal From Hexion
For $27.25 per Share in Cash

The Woodlands, Texas and Salt Lake City, Utah — Huntsman Corporation (NYSE: HUN) announced today that it has received from Hexion Specialty Chemicals, Inc. (“Hexion”), an entity owned by an affiliate of Apollo Management, L.P.,  a proposal (the “Hexion Proposal”) to acquire all of the outstanding common stock of Huntsman for $27.25 per share in cash.

The Hexion Proposal is subject to termination of Huntsman’s previously announced merger agreement with Basell AF (“Basell”) (the “Basell Agreement”) and the execution of a definitive merger agreement with Hexion.  The Hexion Proposal’s terms include that Hexion will have up to 12 months, subject to a 90 day extension in the judgment of the Huntsman Board of Directors under certain circumstances, to close the transaction and that the cash price per share to be paid by Hexion will increase at the rate of 8% per annum (inclusive of any dividends paid) beginning nine months after a definitive merger agreement is executed.  The required financing for the Hexion Proposal is fully committed.  Furthermore, the proposal does not include a financing condition.  The Hexion Proposal also includes a $325 million reverse break-up fee payable by Hexion to the Company in the event the transaction does not close due to the failure to obtain regulatory clearance or requisite financing.  The Hexion Proposal provides for a $225 million termination fee payable by Huntsman in the event of certain terminations by Huntsman in connection with the exercise by the Board of Directors or the Transaction Committee thereof of its fiduciary duties.

As announced on June 26, 2007, Huntsman entered into the Basell Agreement, pursuant to which Basell agreed to acquire all of the outstanding common stock of Huntsman for $25.25 per share in cash.  The Basell Agreement may be terminated under certain circumstances, including if the Company receives a superior proposal and provides advance notice to Basell.  If the Basell Agreement is terminated under these circumstances, Basell will be entitled to a $200 million payment.  Hexion has agreed to directly fund $100 million of this payment, subject to reimbursement by Huntsman if the transaction with Hexion were not consummated in certain circumstances.

The Huntsman Board of Directors, with the unanimous agreement of its Transaction Committee comprised solely of independent directors, has concluded that the Hexion Proposal could reasonably be expected to lead to a superior proposal, as defined in the Basell Agreement.  The Transaction Committee is continuing to evaluate the terms of the Hexion Proposal and the Company and its advisors are engaged in discussions with Hexion regarding their proposal.  The Transaction Committee, in determining whether or not to pursue the Hexion Proposal, will take into account the views of the principal shareholders of the Company. These principal shareholders are currently required to support the Basell Agreement under existing voting agreements with Basell, unless the Board of Directors or the Transaction Committee elects to terminate the Basell Agreement in favor of a superior proposal.  Pending the culmination of these discussions with Hexion and the principal shareholders, neither Huntsman’s Board of Directors nor the Transaction Committee has changed its recommendation regarding the proposed merger with Basell.  Huntsman cannot give any assurance that the Hexion Proposal will result in a definitive agreement or a consummated transaction.

Important Additional Information Regarding the Merger will be filed with the SEC:

In connection with the proposed merger pursuant to the Basell Agreement, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE BASELL AGREEMENT. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the Company’s website at  http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Basell Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Basell Agreement, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Basell Agreement, which will be filed with the SEC.

CAUTIONARY STATEMENTS

The statements included in this news release regarding any transaction with Hexion or Basell, including the timing thereof, regulatory approvals, the likelihood that either such transaction could be consummated, any future actions by Hexion or Basell and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of any financing, approval of the Hexion Proposal by the Huntsman Board of Directors and the Transaction Committee, the ability of the Company and Hexion to agree to definitive documents, the Company’s ability to satisfy certain terms of the Basell Agreement (including certain determinations by the Huntsman Board of Directors), actions by regulatory authorities, the Company’s financial results and performance, consummation of financing, satisfaction of closing conditions, actions by Hexion, Basell or any other bidder and other factors detailed in risk factors and elsewhere in the Company’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.